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                                                                    EXHIBIT 99.1

                            [Company Letterhead]

                                PRESS RELEASE

BOLDER TECHNOLOGIES CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

GOLDEN, Colorado (January 23, 1998) -- BOLDER Technologies Corporation (Nasdaq:BOLD), a developer and manufacturer of advanced, high-power rechargeable batteries based on its patented Thin Metal Film (TMF(TM)) technology, today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to ensure fair and equal treatment for all shareholders in the event of a proposed acquisition of the company by enhancing the ability of the Board of Directors to negotiate more effectively with the prospective suitor. To date, such plans have been adopted by more than 2,000 publicly held corporations in the U.S., including the majority of Fortune 500 companies.

Daniel S. Lankford, Chairman and Chief Executive Officer of BOLDER, said, "With the adoption of this Plan, we have taken what we believe is a prudent, proactive step to protect the welfare of our shareholders in the event an unsolicited attempt is made to acquire the company for less than its full value. Although we have not been the target of such an action and have no reason to believe that we will be one, the Plan helps ensure that the Board will have at its disposal the means to negotiate a settlement that is fair and just for BOLDER shareholders in the event such an action is attempted in the future."

Under the terms of the BOLDER Plan, each shareholder of record at the close of business on January 23, 1998 will receive rights to purchase shares of a new series of BOLDER Preferred Stock. The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of BOLDER's Common Stock or announces a tender offer for 15 percent or more of BOLDER's Common Stock. If a person acquires 15 percent or more of BOLDER's Common Stock, all rightsholders except the buyer will be entitled to acquire BOLDER's Common Stock at a discount. Columbine Venture Fund II, L.P. and funds managed by Patricof & Co. Ventures, Inc. and their affiliates and associates will be exempt from the Rights Plan. The effect will be to discourage acquisitions of more than 15 percent of BOLDER's Common Stock without negotiations with the Board.

The rights will trade with BOLDER's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. BOLDER's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of BOLDER's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

Headquartered in Golden, Colorado, BOLDER Technologies is an energy technology company that is developing and commercializing advanced, high-power, rechargeable battery systems based on its patented TMF technology. The Company's TMF technology uses proven lead-acid electrochemistry in a proprietary configuration that has higher power density that any commercially available rechargeable battery. BOLDER Technologies believes that the high power and other performance characteristics of the TMF technology offer a number of advantages over existing batteries for a wide range of current and future applications.

Except for the historical information contained herein, this news release may contain forward-looking statements that involve risks and uncertainties, including manufacturing risks and risks of the proposed expansion, product development and the uncertainty of market acceptance, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.


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